Exhibit 10.1

2020 and 2021 Executive Officer Compensation Arrangements

The compensation for the executive officers of Cerus Corporation regarding annual base salaries and target bonus percentages were as follows:

Name	2020 Annual Base Salary as of March 1	2020 Targeted Bonus (paid in 2021)	2021 Annual Base Salary as of March 1	2021 Targeted Bonus (to be paid in 2022)
William M. Greenman President and Chief Executive Officer	$675,000	65%	$702,000	65%
Kevin D. Green VP, Finance and Chief Financial Officer	$429,803	45%	$446,995	45%
Richard J. Benjamin Chief Medical Officer	$444,737	45%	$458,079	45%
Laurence M. Corash, M.D. Chief Scientific Officer	$445,953	45%	$459,331	45%
Vivek Jayaraman Chief Operating Officer	$478,286	50%	$502,200	50%
Chrystal N. Menard Chief Legal Officer and General Counsel	$416,522	45%	$433,182	45%
Carol Moore Senior Vice President, Regulatory Affairs and Quality	$380,287	45%	$387,893	45%